Exhibit 99.1

Lawson Software Reports First Quarter Fiscal 2009 Financial Results

ST. PAUL, Minn.--(BUSINESS WIRE)--Lawson Software, Inc. (Nasdaq: LWSN) today reported financial results for its first quarter of fiscal year 2009, which ended Aug. 31, 2008. Lawson reported GAAP (generally accepted accounting principles) revenues for the quarter of $190.9 million, up 2 percent from revenues of $187.4 million in its fiscal 2008 first quarter. The revenue increase was driven by 13 percent growth in maintenance revenues due to customer maintenance renewals at standard annual price increases, customer migrations to Lawson Total Care premium support and new customer contracts. Offsetting the maintenance revenue increase was a 17 percent decrease in license fees and a three percent decline in consulting revenues. License fees declined due to lower revenue from M3 sales in EMEA and lower revenue from S3 sales in the Americas outside the company’s targeted industries. Consulting revenues declined due to lower billable headcount, lower utilization in certain regions and third-party services decreased in line with expectations.

First quarter GAAP net loss was $2.5 million, or $0.01 per share, compared with net income of $5.6 million, or $0.03 per diluted share, in the first quarter of fiscal 2008. The decline in net income is primarily attributable to an increase in the provision for income taxes and lower interest income resulting from lower investment balances along with lower yields on those investments. In addition, the results include a reduction to GAAP and non-GAAP net income of $1.9 million for sales incentive compensation expense that should have been recorded in the fourth quarter of fiscal 2008. Lawson has determined that this sales incentive compensation expense was immaterial to all quarterly and annual periods of fiscal 2008 and is not expected to be material to fiscal 2009. Currency fluctuations had a negative impact of nearly $0.02 on net earnings per share. Refer to Table 1 attached to this release for a summary of the impact of currency fluctuations to Lawson’s year-over-year performance.

Included in the reported GAAP net income and earnings per share results are pre-tax expenses of $4 million for amortization of acquired intangible assets, amortization of purchased maintenance contracts, purchase accounting impact on consulting costs, restructuring charges, a pre-merger claims reserve adjustment and $1.8 million of non-cash stock-based compensation. Excluding these expenses and including $0.3 million of maintenance and consulting revenue impacted by purchase accounting adjustments made to the opening deferred revenue balances acquired from the former Intentia International AB and other acquisitions, non-GAAP net income for the first quarter of fiscal 2009 was $8.7 million, or $0.05 per diluted share. Non-GAAP net income per share includes a non-GAAP provision for income taxes based upon an estimated rate of 35 percent. Non-GAAP earnings per diluted share of $0.05 decreased year over year from $0.07 in the first quarter of fiscal 2008.

“In our first fiscal quarter, we saw mixed results,” said Harry Debes, Lawson president and chief executive officer. “Relative to our guidance, sales of our S3 solutions in healthcare and public sector performed well but sales of M3 in the Americas and Europe were weaker than forecasted. This resulted in flat year-over-year software contracting. Services revenues and utilization were weaker than forecasted particularly in certain European regions. However, our maintenance business continues to deliver excellent results. Despite this slower start to the year, we remain committed to our goal of improving profitability but there’s no doubt that current economic conditions make this more challenging.”

Financial Guidance

For the second quarter of fiscal 2009, which ends Nov. 30, 2008, the company estimates total revenues of $205 million to $215 million. The company anticipates GAAP fully diluted earnings per share will be $0.03 to $0.06. Non-GAAP fully diluted earnings per share are forecasted to be between $0.07 and $0.10, excluding approximately $8 million of pre-tax expenses related to the amortization of acquisition-related intangibles, amortization of purchased maintenance contracts, stock-based compensation charges and purchase accounting adjustments for acquired deferred revenue balances. The non-GAAP effective tax rate for fiscal 2009 is anticipated to be 35 percent which the company intends to apply consistently throughout the fiscal year.

The company is evaluating its outlook for fiscal year 2009 which ends May 31, 2009. Based on the softening economy and other factors, it is unlikely to achieve its prior fiscal year 2009 guidance. The company will provide revised fiscal year guidance during its second quarter conference call to be held in January 2009.

First Quarter Fiscal 2009 Key Metrics

  Cash, cash equivalents, marketable securities and investments at quarter-end were $363.8 million (including $2.4 million of restricted cash), compared with $488.6 million (including $2.8 million of restricted cash) on May 31, 2008.
  11.5 million shares were repurchased in the first quarter through a $100 million accelerated share repurchase.
  Total deferred revenues were $275.1 million, including $57.8 million of deferred license revenues, compared with the May 31, 2008, balance of $312.6 million, including $54.6 million of deferred license revenue. Total deferred revenues declined primarily due to deferred maintenance revenue as the company’s renewal dates occur in the fiscal third and fourth quarters.
  Days sales outstanding (DSO) at quarter end were 68, compared with 71 on May 31, 2008.
  The company signed 216 deals, compared with 294 in the first quarter of fiscal 2008. Average selling price of all deals increased to $123,000 compared with $89,000 a year ago.
  Thirty-one new customer deals were signed, compared with 27 in the first quarter a year ago. Average selling price of new customer deals was relatively flat at $306,000 compared to $308,000 a year ago.
  One deal greater than $1 million and nine deals between $500,000 and $1 million were signed, compared with six deals greater than $1 million and four deals between $500,000 and $1 million in the first quarter fiscal 2008.
  The Americas region represented 55 percent of total revenue; Europe, Middle East, and Africa region represented 41 percent of total revenue; and Asia-Pacific represented four percent of total revenue.
  Key customer wins: Americas – Cancer Treatment Centers of America; City & Borough of Juneau, Alaska; Fresno Unified School District; Montana State Fund; Munson Healthcare; ProHealth Care; and Robert Wood Johnson University Hospital. EMEA – Estrella Maarud; Fonderie du Poitou Aluminium; and O'Neill. Asia-Pacific – Daizo.

In light of the $1.9 million out of period adjustment associated with the previously mentioned sales incentive compensation expense, the company is evaluating its internal controls over financial reporting as they relate to sales incentive compensation, and management's previous assessment of internal controls over financial reporting as of May 31, 2008, included in the company's fiscal 2008 Form 10-K. As always, quarterly results and disclosures are not deemed final until the company files its Form 10-Q, which the company expects to file on a timely basis.

Conference Call and Webcast

The company will host a conference call and webcast to discuss its first quarter results and future outlook at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) Oct. 2, 2008. Interested parties should dial 888-677-5721 (passcode: LWSN) and international callers should dial +1-210-234-0000. A live webcast will be available on www.lawson.com. Interested parties should access the conference call or webcast approximately 10-15 minutes before the scheduled start time.

A replay will be available approximately one hour after the conference call concludes and will remain available for one week. The replay number is 866-513-9969 or +1-203-369-1996. The webcast will remain on www.lawson.com for approximately one week.

About Lawson Software

Lawson Software provides software and service solutions to 4,500 customers in manufacturing, distribution, maintenance, healthcare and service sector industries across 40 countries. Lawson’s solutions include Enterprise Performance Management, Supply Chain Management, Enterprise Resource Planning, Customer Relationship Management, Manufacturing Resource Planning, Enterprise Asset Management and industry-tailored applications. Lawson solutions assist customers in simplifying their businesses or organizations by helping them streamline processes, reduce costs and enhance business or operational performance. Lawson is headquartered in St. Paul, Minn., and has offices around the world. Visit Lawson online at www.lawson.com.

Forward-Looking Statements

This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include but are not limited to: uncertainties in uncertainties in the software industry; uncertainties as to when and whether the conditions for the recognition of deferred revenue will be satisfied; increased competition; general economic conditions; continuation of the global credit crisis; global military conflicts; terrorist attacks; pandemics, and any future events in response to these developments; changes in conditions in the company's targeted industries and other risk factors listed in the company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Lawson assumes no obligation to update any forward-looking information contained in this press release.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Lawson Software reports non-GAAP financial results including non-GAAP net income (loss) and non-GAAP net income (loss) per share. We believe that these non-GAAP measures provide meaningful insight into our operating performance and an alternative perspective of our results of operations. Our primary non-GAAP adjustments are described in detail below. We use these non-GAAP measures to assess our operating performance, to develop budgets, to serve as a measurement for incentive compensation awards and to manage expenditures. Presentation of these non-GAAP measures allows investors to review our results of operations from the same perspective as management and our Board of Directors. Lawson has historically reported similar non-GAAP financial measures to provide investors an enhanced understanding of our operations, facilitate investors’ analysis and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe that the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze software companies including those that have recently made significant acquisitions.

The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for each period presented, which are attached to this release.

Our primary non-GAAP reconciling items are as follows:

Purchase accounting impact on revenue - Lawson's non-GAAP financial results include pro forma adjustments for deferred maintenance and consulting revenues that we would have recognized under GAAP but for the related purchase accounting. The deferred revenue for maintenance and consulting on the acquired entity’s balance sheet, at the time of the acquisition, was eliminated from GAAP results as part of the purchase accounting for the acquisition. As a result, our GAAP results do not, in management’s view, reflect all of our maintenance and consulting activity. We believe the inclusion of the pro forma revenue adjustment provides investors a helpful alternative view of Lawson’s maintenance and consulting operations.

Integration related – We have incurred various integration related expenses as part of our acquisitions. These costs of integrating the operations of acquired businesses and Lawson are incremental to our historical costs and were charged to GAAP results of operations in the periods incurred. We do not consider these costs in our assessment of our operating performance. While these costs are not recurring with respect to our past acquisitions, we may incur similar costs in the future if we pursue other acquisitions. We believe that the exclusion of the non-recurring acquisition related integration costs provide investors an appropriate alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Amortization of purchased maintenance contracts – We have excluded amortization of purchased maintenance contracts from our non-GAAP results. The purchase price related to these contracts is being amortized based upon the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the contracts. We believe that the exclusion of the amortization expense related to the purchased maintenance contracts provides investors an enhanced understanding of our results of operations.

Stock-based compensation - Expense related to stock-based compensation has been excluded from our non-GAAP results of operations. These charges consist of the estimated fair value of share-based awards including stock option, restricted stock, restricted stock units and share purchases under our employee stock purchase plan. While the charges for stock-based compensation are of a recurring nature, as we grant stock-based awards to attract and retain quality employees and as an incentive to help achieve financial and other corporate goals, we exclude them from our results of operation in assessing our operating performance. These charges are typically non-cash and are often the result of complex calculations using an option pricing model that estimates stock-based awards’ fair value based on factors such as volatility and risk-free interest rates that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in our operating plans. We believe that the exclusion of stock-based compensation provides investors useful information facilitating the comparison of current period results of operations and prior periods when such charges were not required to be recorded in our financial statements. In addition, we believe the exclusion of these charges facilitates comparisons of our operating results with those of our competitors who may have different policies regarding the use of stock-based awards.

Pre-merger claims reserve adjustment – We have excluded the adjustment to our pre-merger claims reserve from our non-GAAP results. As part of the purchase accounting relating to the Intentia transaction, we established a reserve for Intentia customer claims and disputes that arose before the acquisition which were originally recorded to goodwill. As we are outside the period in which adjustments to such purchase accounting is allowed, adjustments to the reserve are recorded in our general and administrative expenses under GAAP. We do not consider the adjustments to this reserve established under purchase accounting in our assessment of our operating performance. Further, since the original reserve was established in purchase accounting, the original charge was not reflected in our operating statement. We believe that the exclusion of the pre-merger claims reserve adjustment provides investors an appropriate alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Restructuring - We have recorded various restructuring charges to reduce our cost structure to enhance operating effectiveness and improve profitability and to eliminate certain redundancies in connection with acquisitions. These restructuring activities impacted different functional areas of our operations in different locations and were undertaken to meet specific business objectives in light of the facts and circumstances at the time of each restructuring event. These charges include costs related to severance and other termination benefits as well as costs to exit leased facilities. These restructuring charges are excluded from management’s assessment of our operating performance. We believe that the exclusion of the non-recurring restructuring charges provide investors an enhanced view of the cost structure of our operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Amortization – We have excluded amortization of acquisition-related intangible assets including purchased technology, client lists, customer relationships, trademarks, order backlog and non-compete agreements from our non-GAAP results. The fair value of the intangible assets, which was allocated to these assets through purchase accounting, is amortized using accelerated or straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. While these non-cash amortization charges are recurring in nature and benefit our operations, this amortization expense can fluctuate significantly based on the nature, timing and size of our past acquisitions and may be affected by any future acquisitions. This makes comparisons of our current and historic operating performance difficult. Therefore, we exclude such accounting expenses when analyzing the results of all our operations including those of acquired entities. We believe that the exclusion of the amortization expense of acquisition-related intangible assets provides investors useful information facilitating comparison of our results period-over-period and with other companies in the software industry as they each have their own acquisition histories and related adjustments.

Impairment on long-term investments – The liquidity and fair value of our investments in marketable securities, including Auction Rate Securities (ARS), were negatively impacted in fiscal 2008 by the uncertainty in the credit markets and exposure to the financial condition of bond insurance companies. As a result, during the second, third and fourth quarters of fiscal 2008 we recorded impairment charges to reduce the carrying value of our ARS investments. The impairment charges related to our ARS investments have been excluded from our non-GAAP results of operations. These impairment charges are excluded from management’s assessment of our operating performance. We believe that the exclusion of these unique charges provide investors an enhanced view of our operations and facilitates comparisons with the results of other periods that do not reflect such charges.

LAWSON SOFTWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		% Increase
	Aug 31, 2008	Aug 31, 2007	(Decrease)
Revenues:
License fees	$21,125	$25,460	(17%)
Maintenance	89,109	78,514	13%
Consulting	80,682	83,434	(3%)
Total revenues	190,916	187,408	2%

Cost of revenues:
Cost of license fees	5,332	6,753	(21%)
Cost of maintenance	16,874	15,660	8%
Cost of consulting	72,447	71,226	2%
Total cost of revenues	94,653	93,639	1%

Gross profit	96,263	93,769	3%

Operating expenses:
Research and development	21,918	17,286	27%
Sales and marketing	46,491	42,291	10%
General and administrative	19,289	25,723	(25%)
Restructuring	(231)	(145)	59%
Amortization of acquired intangibles	2,627	3,216	(18%)
Total operating expenses	90,094	88,371	2%

Operating income (loss)	6,169	5,398	14%

Other income (expense), net:
Interest income	3,048	6,863	(56%)
Interest expense	(2,038)	(2,604)	(22%)
Other income (expense), net	72	322	(78%)
Total other income (expense), net	1,082	4,581	(76%)

Income before income taxes	7,251	9,979	(27%)
Provision for income taxes	9,774	4,398	122%
Net income (loss)	$(2,523)	$5,581	(145%)

Net income (loss) per share:
Basic	$(0.01)	$0.03	(133%)
Diluted	$(0.01)	$0.03	(133%)

Weighted average common shares outstanding:
Basic	168,394	181,512	(7%)
Diluted	168,394	185,116	(9%)

LAWSON SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	Aug 31, 2008	May 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$360,368	$435,121
Restricted cash – current	424	746
Marketable securities	1,000	5,453
Short term investments	-	45,236
Trade accounts receivable, net	144,762	184,047
Income taxes receivable	1,653	10,309
Deferred income taxes - current	16,438	16,839
Prepaid expenses and other current assets	44,449	44,470
Total current assets	569,094	742,221

Restricted cash – non-current	1,959	2,038
Property and equipment, net	47,391	45,044
Goodwill	522,749	546,578
Other intangibles assets, net	112,092	120,194
Deferred income taxes – non-current	33,924	35,907
Other assets	19,212	18,614

Total assets	$1,306,421	$1,510,596

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Long-term debt – current portion	$4,002	$3,849
Accounts payable	14,050	23,481
Accrued compensation and benefits	69,348	89,733
Income taxes payable	6,322	8,860
Deferred income taxes - current	7,000	7,399
Deferred revenue - current	256,164	298,509
Other current liabilities	41,549	49,318
Total current liabilities	398,435	481,149

Long-term debt – non-current	244,418	244,734
Uncertain tax positions – non-current	5,848	5,757
Deferred income taxes – non-current	12,196	12,529
Deferred revenue – non-current	18,934	14,097
Other long-term liabilities	8,044	8,771

Total liabilities	687,875	767,037

Stockholders’ equity:
Common stock	2,014	2,010
Additional paid-in capital	841,242	838,141
Treasury stock, at cost	(324,657)	(225,598)
Retained earnings	28,939	31,462
Accumulated other comprehensive income	71,008	97,544
Total stockholders’ equity	618,546	743,559

Total liabilities and stockholders’ equity	$1,306,421	$1,510,596

LAWSON SOFTWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	Aug 31, 2008	Aug 31, 2007
Cash flows from operating activities:
Net income (loss)	$(2,523)	$5,581
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	10,260	10,200
Amortization of debt issuance costs	321	315
Deferred income taxes	905	1,000
Provision for doubtful accounts	(250)	447
Warranty provision	1,257	1,056
Net gain on the disposal of assets	-	(308)
Excess tax benefits from stock transactions	(348)	(1,021)
Stock-based compensation expense	1,817	2,028
Amortization of discounts and premiums on marketable securities	6	(27)
Changes in operating assets and liabilities:
Trade accounts receivable	34,907	28,372
Prepaid expenses and other assets	(5,362)	(12,163)
Accounts payable	(8,117)	(6,041)
Accrued and other liabilities	(19,004)	(25,181)
Income taxes payable/receivable	5,185	4,747
Deferred revenue and customer deposits	(33,631)	(29,608)
Net cash used in operating activities	(14,577)	(20,603)

Cash flows from investing activities:
Change in restricted cash	401	451
Purchases of marketable securities and investments	-	(179,555)
Proceeds from maturities and sales of marketable securities and investments	49,694	81,355
Purchases of property and equipment	(6,946)	(2,901)
Net cash provided by (used in) investing activities	43,149	(100,650)

Cash flows from financing activities:
Principal payments on long-term debt	(582)	(406)
Payments on capital lease obligations	(130)	(335)
Cash proceeds from exercise of stock options	1,433	3,604
Excess tax benefit from stock transactions	348	1,021
Cash proceeds from employee stock purchase plan	779	702
Repurchase of common stock from related parties	-	(36,800)
Repurchase of common stock - other	(100,041)	(16,863)
Net cash used in financing activities	(98,193)	(49,077)

Effect of exchange rate changes on cash and cash equivalents	(5,132)	1,004

Net decrease in cash and cash equivalents	(74,753)	(169,326)
Cash and cash equivalents at beginning of the period	435,121	473,963
Cash and cash equivalents at end of the period	$360,368	$304,637

TABLE 1
LAWSON SOFTWARE, INC.
CURRENCY IMPACT SUMMARY
(in thousands)
(unaudited)

	Three Months	% Increase	% Increase
	Ended	(Decrease)	(Decrease)
	Aug 31, 2008	as reported	at constant currency
License fees	$21,125	(17%)	(20%)
Maintenance	89,109	13%	10%
Consulting	80,682	(3%)	(8%)
Total revenues	190,916	2%	(2%)

Total cost of revenues	$94,653	1%	(5%)

Total operating expenses	$90,094	2%	(3%)

We provide the percent change in the results from one period to another using constant currency disclosure to adjust year-over measurements for impacts due to currency fluctuations. Constant currency changes should be considered in addition to, and not as a substitute for changes in revenues, expenses, income, or other measures of financial performance prepared in accordance with US GAAP. We calculate constant currency changes by converting entities reporting in currencies other than the United States dollar at the exchange rate in effect for the current period rather than the previous period.

TABLE 2
RECONCILIATION OF CONSOLIDATED GAAP NET INCOME (LOSS) TO CONSOLIDATED NON-GAAP NET INCOME
(in thousands)
		Three Months Ended	Three Months Ended
		Aug 31, 2008	Aug 31, 2007
Net income (loss), as reported		$(2,523)	$5,581
Purchase accounting impact on revenue	(1)	$259	$620
Purchase accounting impact on cost of consulting		$34	$93
Amortization of purchased maintenance contracts		$710	$822
Stock-based compensation		$1,817	$2,028
Pre-merger claims reserve adjustment		$(1,807)	$-
Restructuring		$(231)	$(145)
Amortization		$5,277	$6,671
Tax provision	(4)	$5,115	$(3,027)
Non-GAAP net income		$8,651	$12,643
TABLE 3
RECONCILIATION OF CONSOLIDATED GAAP TO CONSOLIDATED NON-GAAP PER SHARE EFFECT

		Three Months Ended	Three Months Ended
		Aug 31, 2008	Aug 31, 2007
Net income (loss), as reported	(2)	$(0.01)	$0.03
Purchase accounting impact on revenue	(1)	0.00	0.00
Purchase accounting impact on cost of consulting		0.00	0.00
Amortization of purchased maintenance contracts		0.00	0.00
Stock-based compensation		0.01	0.01
Pre-merger claims reserve adjustments		(0.01)	-
Restructuring		(0.00)	(0.00)
Amortization		0.03	0.04
Tax provision	(4)	0.03	(0.02)

Non-GAAP net income	(2),(3)	$0.05	$0.07

Weighted average shares - basic		168,394	181,512
Weighted average shares - diluted		171,700	185,116
TABLE 4
SUMMARY OF NON-GAAP ITEMS
(in thousands)

		Three Months Ended	Three Months Ended
		Aug 31, 2008	Aug 31, 2007
Purchase accounting impact on revenue	(1)	$259	$620
Purchase accounting impact on cost of consulting		$34	$93
Amortization of purchased maintenance contracts		$710	$822
Stock-based compensation		$1,817	$2,028
Pre-merger claims reserve adjustments		$(1,807)	$-
Restructuring		$(231)	$(145)
Amortization		$5,277	$6,671
subtotal pre-tax adjustments		$6,059	$10,089
Tax provision	(4)	$5,115	$(3,027)
Impact on net income		$11,174	$7,062

(1) For the purchase accounting impact on deferred revenues for three months ending August 31, 2008 and August 31, 2007, $259,000 and $502,000, respectively relates to maintenance revenue and $0 and $118,000, respectively relates to consulting revenue.

(2) For calculation of EPS, basic weighted average shares are used with a net loss and diluted weighted average shares are used with net income.

(3) May not add due to rounding.

(4) Non-GAAP tax provision is calculated excluding the non-GAAP adjustments on a jurisdictional basis.

TABLE 5
LAWSON SOFTWARE, INC.
SUPPLEMENTAL NON-GAAP MEASURES
INCREASE (DECREASE) IN GAAP AMOUNTS REPORTED
(in thousands)
(unaudited)

	Three Months Ended
	August 31,	August 31,
	2008	2007
Revenue items
Purchase accounting impact on maintenance	$259	$502
Purchase accounting impact on consulting	-	118
Total revenue items	259	620

Cost of license items
Amortization of acquired software	(2,651)	(3,455)
Non-cash stock-based compensation	-	(7)
Total cost of license items	(2,651)	(3,462)

Cost of maintenance items
Amortization of purchased maintenance contracts	(710)	(822)
Non-cash stock-based compensation	(52)	(41)
Total cost of maintenance items	(762)	(863)

Cost of consulting items
Purchase accounting impact on cost of consulting	(34)	(93)
Amortization	1	-
Non-cash stock-based compensation	(11)	(218)
Total cost of consulting items	(44)	(311)

Research and development items
Non-cash stock-based compensation	(134)	(164)
Total research and development items	(134)	(164)

Sales and marketing items
Non-cash stock-based compensation	(456)	(366)
Total sales and marketing items	(456)	(366)

General and administrative items
Pre-merger claims reserve adjustments	1,807	-
Non-cash stock-based compensation	(1,164)	(1,232)
Total general and administrative	643	(1,232)

Restructuring	231	145

Amortization of acquired intangibles	(2,627)	(3,216)

Tax provision (1)	5,115	(3,027)

Total adjustments	$11,174	$7,062

(1) Based on a projected annual global effective tax rate analysis, non-GAAP Q1 tax provision was calculated to be 35%. Non-GAAP tax provision is calculated excluding the non-GAAP adjustments in a jurisdictional basis.

Use of Non-GAAP Financial Information

Use of Non-GAAP Financial Information In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Lawson Software reports non-GAAP financial results. These non-GAAP results exclude amortization of all acquisition-related intangibles, Intentia integration costs, restructuring charges, certain stock-based compensation expenses and other expenses. In addition, Lawson's non-GAAP financial results include pro forma revenue for maintenance contracts acquired in the Intentia acquisition for which the deferred revenue on Intentia's balance sheet has been eliminated from GAAP results as part of the purchase accounting for the acquisition. Lawson's management believes the non-GAAP measures used in this press release are useful to investors because they provide supplemental information that research analysts frequently use to analyze software companies that have recently made significant acquisitions. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method Lawson uses to produce non-GAAP results is not computed according to GAAP, may differ from the methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is attached to this release.

CONTACT:
Lawson Software
Media:
Joe Thornton, +1-651-767-6154
joe.thornton@us.lawson.com
or
Investors and Analysts:
Heather Pribyl, +1-651-767-6459
heather.pribyl@us.lawson.com